Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors

of the Novartis Group, Basel

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Novartis AG, which appears in the 2005 Annual Report of Novartis AG to Shareholders on Form 20-F for the year ended December 31, 2005.

PricewaterhouseCoopers AG

 /s/  Robert P. Muir                                         /s/  G. Tritschler

Robert P. Muir                                                 G. Tritschler

Basel

September 5, 2006

Exhibit 23.1 Page 1